Sensata Technologies Completes Acquisition of Dynapower

SWINDON, United Kingdom, July 13, 2022– Sensata Technologies (NYSE: ST) today announced that it has completed the previously announced acquisition of Dynapower Company LLC, a leading provider of energy storage and power conversion solutions from private equity firm Pfingsten Partners for $580 million in cash.

Dynapower provides energy storage and power conversion solutions including inverters, converters, rectifiers and custom transformers for renewable energy generation, green hydrogen production, electric vehicle charging stations, and microgrid applications, as well as industrial and defense applications. A broad product portfolio, strong track record in the field, and commitment to customers makes Dynapower a trusted global name in power conversion solutions.

“We are very pleased to bring Dynapower’s leading energy storage and power conversion solutions into Sensata’s portfolio through this acquisition,” said Jeff Cote, CEO and President of Sensata Technologies. “Dynapower enables us to deliver highly engineered, mission-critical power conversion solutions to fast growing renewable energy storage, electric vehicle charging, industrial and defense customers and provide a foundational piece to accelerate our Electrification growth vector.”

“My team and I are looking forward to joining Sensata and continuing to drive growth and innovation in the clean energy space as a part of an organization with Sensata’s resources, reach, and commitment to engineering excellence,” said Dynapower’s CEO, Adam Knudsen.
About Sensata Technologies
Sensata Technologies is a global industrial technology company striving to create a cleaner, more efficient, electrified and connected world. Through its broad portfolio of sensors, electrical protection components and sensor-rich solutions which create valuable business insights, Sensata helps its customers address increasingly complex engineering and operating performance requirements. With more than 21,000 employees and global operations in 13 countries, Sensata serves customers in the automotive, heavy vehicle & off-road, industrial, and aerospace markets. Learn more at www.sensata.com and follow us on LinkedIn, Facebook and Twitter.

About Dynapower
Dynapower is a trusted leader in all types of power conversion and energy storage solutions. Dynapower’s products energize and strengthen vital industries such as hydrogen production, e-mobility, energy storage, mining, metal finishing and defense, all while helping to shape a shared vision of a clean energy future. With headquarters in South Burlington, Vermont, Dynapower designs, manufactures, and tests a wide range of power conversion solutions while providing an array of aftermarket services focused on continuous reliability and efficiency.

Since 1963, Dynapower’s passion for meeting the toughest power conversion needs has grown alongside an ever-expanding global footprint. Dynapower collaborates with partners and clients to fiercely greet energy challenges, shift the way the world uses power, and advance the greater good of the planet. From government agencies and the military to research institutions and businesses of all sizes, Dynapower pushes the boundaries of science and innovation to get the job done. Learn more at www.dynapower.com.

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Investor Contact: Jacob Sayer +1 (508) 236-1666 jsayer@sensata.com	Media Contact: Alexia Taxiarchos +1 (617) 259-8172 ataxiarchos@sensata.com